UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 6, 2022

NORWEGIAN CRUISE LINE HOLDINGS LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-35784	98-0691007
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7665 Corporate Center Drive, Miami, Florida 33126

(Address of principal executive offices, and Zip Code)

(305) 436-4000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, par value $0.001 per share	NCLH	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 6, 2022, NCL Corporation Ltd. (“NCLC”),  a subsidiary of Norwegian Cruise Line Holdings Ltd., entered into Amendment No. 4 to the Credit Agreement, by and among NCLC and Voyager Vessel Company, LLC, as borrowers (the “Borrowers”), the subsidiary guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent ( “Amendment No. 4”), amending NCLC’s existing Fifth Amended and Restated Credit Agreement, dated as of May 8, 2020 (as amended by Amendment No. 1, dated as of January 29, 2021, Amendment No. 2, dated as of March 25, 2021, Amendment No. 3, dated as of November 12, 2021, and Amendment No. 4, the “Fifth ARCA”). Amendment No. 4 extended the maturities for approximately $1.4 billion of NCLC’s operating credit facility by one year to January 2025.

Pursuant to Amendment No. 4, the extending lenders elected to convert (i) $631,816,378 of their term A-2 loans into a like principal amount of term A-3 loans, (ii) $68,040,240 of their deferred term A-1 loans into a like principal amount of deferred term A-2 loans and (iii) $591,000,000 of their revolving facility A commitments into a like amount of revolving facility C commitments. Additionally, certain existing lenders agreed to make new term A-3 loans in an aggregate amount of $148,731,250, the proceeds of which were used to fully repay the deferred term A loans, deferred term A-1 loans and term A loans and partially repay $92,419 of the term A-1 loans. The term A-3 loans, deferred term A-2 loans and revolving facility C commitments each shall constitute a separate tranche of loans and commitments and have a maturity date of January 2, 2025, subject, if a liquidity test is not satisfied on September 16, 2024, to a springing maturity date of September 16, 2024. The term A-3 loans and revolving facility C commitments will accrue interest depending on a total leverage ratio of (x) in the case of ABR loans, at a per annum rate based on ABR plus a margin of between 1.25% and 0.0% and (y) in the case of term benchmark loans, at a per annum rate based on the adjusted term SOFR rate plus a margin of between 2.25% and 1.00%. Deferred term A-2 loans will accrue interest (x) in the case of ABR Loans, at a per annum rate based on ABR plus a margin of 1.75% and (y) in the case of term benchmark loans, at a per annum rate based on the adjusted term SOFR rate plus a margin of 2.75%. Amendment No. 4 also (i) replaced the LIBOR index rate with the Term SOFR Rate, (ii) modified certain financial covenants such that, following the covenant relief period ending on December 31, 2022, (A) the ratio of total net funded debt to total capitalization shall not be greater than 0.93 to 1.00 for the quarter ending March 31, 2023, 0.92 to 1.00 for the quarter ending June 30, 2023, 0.91 to 1.00 for the quarters ending September 30, 2023, December 31, 2023 and March 31, 2024, 0.90 to 1.00 for the quarter ending June 30, 2024, 0.88 to 1.00 for the quarter ending September 30, 2024 and 0.87 to 1.00 for the quarter ending December 31, 2024, (B) free liquidity shall be required to be greater than or equal to $250,000,000 at any time and (C) the ratio of EBITDA to consolidated debt service shall be required to be greater than or equal to 1.25 to 1.00 unless free liquidity is greater than $300,000,000 and (iii) loosened certain of the baskets applicable to our ability to incur debt.

The foregoing summary of Amendment No. 4 does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Amendment Agreement, dated December 6, 2022, by and among NCL Corporation Ltd., as borrower, Voyager Vessel Company, LLC, as co-borrower, the subsidiary guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, which amends the Fifth Amended and Restated Credit Agreement, dated May 8, 2020. #

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

# Certain portions of this document that constitute confidential information have been redacted in accordance with Regulation S-K Item 601(b)(10).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Norwegian Cruise Line Holdings Ltd. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 9, 2022

NORWEGIAN CRUISE LINE HOLDINGS LTD.

	By:	/s/ Mark A. Kempa
	Name:	Mark A. Kempa
	Title:	Executive Vice President and Chief Financial Officer

4